Exhibit 3.1

AMENDMENT TO BY-LAWS OF ANOTEROS, INC. (F/K/A OUT OF BOUNDS SPORTS CO.)
DATED
AUGUST 22, 1012

Section 2.1 of the by-laws of Anoteros, Inc.. is hereby amended and, as amended, reads as follows:

The Board of Directors of the corporation shall consist of a minimum of three (3) persons and a maximum of ten (10) persons and, except as provided in SECTION 2.2 below, shall be chosen by the stockholders annually, at the annual meeting of the corporation, and shall hold office for one (1) year, and until their successors are elected and qualify.